Exhibit 4.2

VIOMI TECHNOLOGY CO., LTO Number Shares Incorporated under the laws of the Cayman Islands Share capital is US$50,000 divided into 5,000,000,000 shares comprising of (i) 4,800,000,000 Class A Ordinary Shares of a par value of US$0.00001 each, (ii) 150,000,000 Class B Ordinary Shares of a par value of US$0.00001 each, and (iii) 50,000,000 shares of a par value of US$0.00001 each of such class or classes. THIS IS TO CERTIFY THAT is the registered holder of Shares in the above-named Company subject to the Memorandum and Articles of Association thereof. EXECUTED on behalf of the said Company on the day of by: DIRECTOR CIGOES 740 All Riahts Reserved LITHO. IN U.S.A.